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                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                FORM OF OPINION


                                 April   , 1999


Razorfish, Inc.
107 Grand Street, 3rd Floor
New York, NY 10013


Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-1 filed by Razorfish, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 22, 1999 (Registration No. 333-71043), Amendment No. 1 thereto filed on March 12, 1999, Amendment No. 2 thereto
filed on April, 1999 and Amendment No. 3 thereto filed on [     ] [   ], 1999
(collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 3,450,000 shares of the Company's Class A Common Stock, $0.01 par value per share (the "Common Stock"), (including up to 450,000 shares of Common Stock subject to the underwriters' over-allotment option). The Common Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

          As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the shares of Common Stock.

          We are of the opinion that the shares of Common Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments or supplements thereto.

                              Very truly yours,



                              Morrison & Foerster LLP